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As filed with the Securities and Exchange Commission on February 19, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PSI ENERGY, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-0594457
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 East Main Street
Plainfield, Indiana 46168
(513) 421-9500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

WENDY L. AUMILLLER
Treasurer
PSI Energy, Inc.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BRADLEY C. ARNETT, ESQ. Senior Counsel PSI Energy, Inc. 139 East Fourth Street Cincinnati, Ohio 45202	CHARLES S. WHITMAN, III, ESQ. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (Counsel for the Underwriters)
TIMOTHY E. HOBERG, ESQ. TRACEY A. CHRISKE, ESQ. Taft, Stettinius & Hollister LLP 425 Walnut Street, Suite 1800 Cincinnati, Ohio 45202 (Counsel for the Registrant)

        Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Unsecured Debt Securities
First Mortgage Bonds
Cumulative Preferred Stock
Total	$55,000,000	100%	$55,000,000	$5,060

(1)
Estimated solely for the purpose of calculating the registration fee.
(2)
Not specified as to each class of securities to be registered pursuant to General Instruction II. D. or Form S-3 under the Securities Act.

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement and any supplements to such prospectus also relates to the remaining $400,000,000 aggregate principal amount of the Registrant's unsecured debt securities previously registered and unissued under the Securities Act of 1933 by Registration Statement No. 333-83379, $205,000,000 aggregate principal amount of the Registrant's first mortgage bonds previously registered and unissued under the Securities Act of 1933 by Registration Statement No. 33-48612, and $40,000,000 aggregate offering amount of the Registrant's cumulative preferred stock previously registered under the Securities Act of 1933 by Registration Statement No. 33-57064.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 19, 2003

PROSPECTUS

PSI Energy, Inc.

By this prospectus, we offer up to
$700,000,000
of
Unsecured Debt Securities,
First Mortgage Bonds
and Preferred Stock

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

The Securities and Exchange Commission and State Securities Regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate offering price of up to $700,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

        In this prospectus, unless the context indicates otherwise, the terms "PSI," "the company," "we," "our," "ours" and "us" refer to PSI Energy, Inc.

        We may use this prospectus to offer from time to time:

  •
  our unsecured and unsubordinated debt securities, which in this prospectus we refer to as the senior unsecured debt securities;

  •
  our unsecured subordinated debt securities, which in this prospectus we refer to as the junior subordinated unsecured debt securities. In this prospectus, we refer to the senior unsecured debt securities together with the junior subordinated unsecured debt securities as the unsecured debt securities;

  •
  our first mortgage bonds; and

  •
  shares of our cumulative preferred stock, $100 par value or our cumulative preferred stock, $25 par value, which in this prospectus we refer to collectively as the preferred stock.

        We sometimes refer to our unsecured debt securities, first mortgage bonds and preferred stock as the securities. For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings over the Internet at the Commission's home page at http: //www.sec.gov.

        This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to PSI and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlights selected information, and in each instance reference is made to the copy of the document filed.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2001;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002; and

  (c)
  Current Reports on Form 8-K dated February 19, 2002, April 30, 2002 (as amended on May 17, 2002), August 13, 2002 and February 7, 2003.

        You may request a copy of any of the information incorporated by reference at no cost, by writing or telephoning the office of Wendy L. Aumiller, Treasurer, PSI Energy, Inc., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

THE COMPANY

        The Company, an Indiana corporation, is a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935. The Company is a vertically integrated and regulated electric utility that provides service in north central, central, and southern Indiana. The area we serve has an estimated population of 2.2 million people and includes the cities of Bloomington, Carmel, Columbus, Kokomo, Lafayette, New Albany and Terre Haute.

        Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168; our telephone number is (513) 421-9500.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes including repayment of debt and construction costs.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        Listed below is the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for the nine months ended September 30, 2002 and for each year in the five year period ended December 31, 2001.

		Year Ended December 31,
	Nine Months Ended September 30, 2002
		2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	4.08	3.87	3.58	2.99	1.78	3.31
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.90	3.70	3.34	2.77	1.64	2.76

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

  •
  interest expense;

  •
  amortized premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables show selected financial information of PSI. This information is derived from our historical results. See "Where You Can Find More Information." All dollar amounts are in thousands.

Consolidated Income Information

		Year Ended December 31,
	Nine Months Ended September 30, 2002
		2001	2000	1999
Operating Revenues	$1,874,109	$4,075,024	$2,684,197	$2,135,706
Operating Income	246,008	329,833	297,472	272,024
Net Income	135,440	162,333	135,398	117,199
Preferred Dividend Requirement	1,941	2,587	3,738	4,601

Net Income Applicable To Common Stock	$133,499	$159,746	$131,660	$112,598

Consolidated Capitalization

	Outstanding September 30, 2002		Outstanding December 31, 2001
	Amount	% of Capitalization	Amount	% of Capitalization
Total Debt(1)	$1,550,805	52.8%	$1,512,178	53.1%
Cumulative Preferred Stock
Not Subject to Mandatory Redemption	42,343	1.5%	42,347	1.5%
Common Stock Equity	1,341,853	45.7%	1,295,487	45.4%

Total Capitalization	$2,935,001	100.0%	$2,850,012	100.0%

(1)
Includes $14,561 and $15,489 of capital lease obligations at September 30, 2002 and December 31, 2001, respectively.

DESCRIPTION OF THE UNSECURED DEBT SECURITIES

        We may issue from time to time one or more series of the senior unsecured debt securities or the junior subordinated unsecured debt securities under a Debenture Indenture, dated November 15, 1996, between us and Fifth Third Bank, as debenture trustee. When we offer to sell any unsecured debt securities, we will provide information about these unsecured debt securities in a prospectus supplement.

        We have summarized certain terms and provisions of the Debenture Indenture. The summary is not complete. The Debenture Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

        You should read the Debenture Indenture for the provisions that may be important to you. Terms used in this summary have the meanings specified in the Debenture Indenture. The Debenture Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        The Debenture Indenture allows us to issue unsecured debt securities in an unlimited amount from time to time. The relevant prospectus supplement will describe the terms of any unsecured debt securities being offered, including:

  •
  the title of the unsecured debt securities;

  •
  any limit on the aggregate principal amount of the unsecured debt securities;

  •
  the date or dates on which the principal of any of the unsecured debt securities will be payable;

  •
  the rate or rates at which any of the unsecured debt securities will bear interest, if any;

  •
  the date from which interest, if any, on the unsecured debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

  •
  the right, if any, to extend interest payment periods and the duration of any extension;

  •
  any redemption, repayment or sinking fund provisions;

  •
  the place or places where the principal of and any premium and interest on any of the unsecured debt securities will be payable;

  •
  the denominations in which the unsecured debt securities will be issuable;

  •
  the index, if any, with reference to which the amount of principal of or any premium or interest on the unsecured debt securities will be determined;

  •
  any addition to or change in the events of default applicable to any of the unsecured debt securities and any change in the right of the debenture trustee or the holders to declare the principal amount of any of the unsecured debt securities due and payable;

  •
  any addition to or change in the covenants in the Debenture Indenture;

  •
  whether such unsecured debt securities are convertible into other securities and the terms thereof;

  •
  the applicability of or any change in the subordination provisions of the Debenture Indenture for a series of unsecured debt securities; and

  •
  any other terms of the unsecured debt securities not inconsistent with the provisions of the Debenture Indenture.

Subordination of Certain Unsecured Debt Securities

        The Debenture Indenture provides that one or more series of unsecured debt securities may be subordinate and subject in right of payment to the prior payment in full of all senior debt of the Company.

        No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the junior subordinated unsecured debt securities may be made if any senior debt is not paid when due, any default has not been cured or waived, or if the maturity of any senior debt has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior debt must be paid in full before the holders of the junior subordinated unsecured debt securities are entitled to receive or retain any payment. The rights of the holders of the junior subordinated unsecured debt securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

        In this prospectus, we use the term "senior debt" to mean the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Debenture Indenture or thereafter incurred, created or assumed:

  (a)
  all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding junior subordinated unsecured debt securities, but including all first mortgage bonds of the Company outstanding from time to time;

  (b)
  all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

  (c)
  all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with the junior subordinated unsecured debt securities.

        The Debenture Indenture does not limit the aggregate amount of senior debt that the Company may issue.

Exchange, Register and Transfer

        The unsecured debt securities of each series will be issuable only in fully registered form without coupons.

        The unsecured debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the unsecured debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Debenture Indenture, you will not have to pay for such services, except for any taxes or other governmental charges associated with such services.

Global Securities

        We may issue registered unsecured debt securities of a series in the form of one or more fully registered global unsecured debt securities (each "registered global security") that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities will set forth the aggregate principal amount of the series of unsecured debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for unsecured debt securities in definitive registered form, except that:

  •
  the depositary may transfer the whole registered global security to a nominee;

  •
  the depositary's nominee may transfer the whole registered global security to the depositary;

  •
  the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

  •
  the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

Depositary Arrangements

        We will describe the specific terms of the depositary arrangement with respect to any portion of a series of unsecured debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

        Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the unsecured debt securities represented by such registered global security that are beneficially owned by such participants.

        Any dealers, underwriters or agents participating in the distribution of such unsecured debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and participants will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the unsecured debt securities represented by such registered global security for all purposes under the Debenture Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the unsecured debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such unsecured debt securities in definitive form and will not be considered the owners or holders under the Debenture Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Debenture Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Debenture Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

        Payments of principal, premium, if any, and any interest on unsecured debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the debenture trustee and its agents.

        We expect that the depositary for any unsecured debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

Withdrawal of Depositary

        If the depositary for any unsecured debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, unsecured debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the unsecured debt securities of a series represented by one or more registered global securities and, in such event, unsecured debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such unsecured debt securities. Any unsecured debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the debenture trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

Payment and Paying Agents

        Unless the applicable prospectus supplement indicates otherwise, payment of interest on an unsecured debt security on any interest payment date will be made to the person in whose name the unsecured debt security is registered at the close of business on the regular record date for such interest payment.

        Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the unsecured debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the debenture trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to unsecured debt securities of each series. Any other paying agents initially designated by us for the unsecured debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the unsecured debt securities of a particular series.

        All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any unsecured debt security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the holder of unsecured debt security thereafter may look only to us for payment.

Consolidation, Merger, and Sale of Assets

        The Debenture Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other entity, sell or convey all or substantially all of our assets to any person or entity or otherwise engage in restructuring transactions, provided that the successor entity assumes due and punctual payment of principal or premium, if any, and interest on the unsecured debt securities.

Events of Default

        Each of the following is defined as an event of default under the Debenture Indenture with respect to unsecured debt securities of any series:

  •
  failure to pay principal of or any premium on any unsecured debt security of that series when due;

  •
  failure to pay any interest on any unsecured debt security of that series when due, continued for 30 days;

  •
  failure to deposit any sinking fund payment, when due, in respect of any unsecured debt security of that series;

  •
  failure to perform any other of our covenants in the Debenture Indenture (other than a covenant included in the Debenture Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the debenture trustee, or the holders of at least 35% in principal amount of the outstanding unsecured debt securities of that series, as provided in the Debenture Indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the unsecured debt securities of any series at the time outstanding shall occur and be continuing, either the debenture trustee or the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series by notice as provided in the Debenture Indenture may declare the principal amount of the unsecured debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the unsecured debt securities of any series at the time outstanding shall occur, the outstanding principal amount of all the unsecured debt securities of that series will automatically, and without any action by the debenture trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Debenture Indenture. For information as to waiver of defaults, see "Modification and Waiver."

        Subject to the provisions of the Debenture Indenture relating to the duties of the debenture trustee in case an event of default shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request or direction of any of the holders, unless such holders shall have offered to the debenture trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the debenture trustee, the holders of a majority in principal amount of the outstanding unsecured debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the unsecured debt securities of that series.

        No holder of an unsecured debt security of any series will have any right to institute any proceeding with respect to the Debenture Indenture, or for the appointment of a receiver or a debenture trustee, or for any other remedy thereunder, unless:

          (a)  such holder has previously given to the debenture trustee written notice of a continuing event of default with respect to the unsecured debt securities of that series;

          (b)  the holders of at least 35% in aggregate principal amount of the outstanding unsecured debt securities of that series have made written request, and such holder or holders have offered reasonably satisfactory indemnity, to the debenture trustee to institute such proceeding as trustee; and

          (c)  the debenture trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding unsecured debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of an unsecured debt security for the enforcement of payment of the principal of or any premium or interest on such unsecured debt security on or after the applicable due date specified in such unsecured debt security.

        We will be required to furnish to the debenture trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Debenture Indenture and, if so, specifying all such known defaults.

Modification and Waiver

        Modifications and amendments of the Debenture Indenture may be made by us and the debenture trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding unsecured debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any unsecured debt security;

  •
  reduce the principal amount of, or any premium or interest on, any unsecured debt security;

  •
  reduce the amount of principal of an original issue discount security or any other unsecured debt security payable upon acceleration of the maturity thereof;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any unsecured debt security;

  •
  affect the applicability of the subordination provisions to any unsecured debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any unsecured debt security; or

  •
  reduce the percentage in principal amount of outstanding unsecured debt securities of any series, the consent of whose holders is required for modification or amendment of the Debenture Indenture, reduce the percentage in principal amount of outstanding unsecured debt securities of any series necessary for waiver of compliance with certain provisions of the Debenture Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver.

        The holders of not less than a majority in aggregate principal amount of the outstanding unsecured debt securities of any series may waive our compliance with certain restrictive provisions of the Debenture Indenture. The holders of a majority in principal amount of the outstanding unsecured debt securities of any series may waive any past default under the Debenture Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Debenture Indenture which cannot be amended without the consent of the holder of each outstanding unsecured debt security of such series affected.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding unsecured debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Debenture Indenture, in the manner and subject to the limitations provided in the Debenture Indenture. In certain limited circumstances, the debenture trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding unsecured debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such unsecured debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as we (or the debenture trustee, if it set the record date) may specify, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

        Under the Debenture Indenture, we may elect to have the provisions of the Debenture Indenture relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants applied with respect to the unsecured debt securities of any series.

Defeasance and Discharge.

        If we elect to have the provisions of the Debenture Indenture relating to defeasance and discharge of indebtedness applied to any unsecured debt securities, we will be discharged from all our obligations with respect to such unsecured debt securities (except for certain obligations to exchange or register the transfer of unsecured debt securities, to replace stolen, lost or mutilated unsecured debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such unsecured debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such unsecured debt securities on the respective stated maturities in accordance with the terms of the Debenture Indenture and such unsecured debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the debenture trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such unsecured debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants.

        If we elect to have the provisions of the Debenture Indenture relating to defeasance of certain covenants applied to any unsecured debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above (with respect to such restrictive covenants) under "events of default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such unsecured debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such unsecured debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such unsecured debt securities on the respective stated maturities in accordance with the terms of the Debenture Indenture and such unsecured debt securities. We will also be required, among other things, to deliver to the debenture trustee an opinion of counsel to the effect that holders of such unsecured debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we were to exercise this option with respect to any unsecured debt securities and such unsecured debt securities subsequently were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations deposited in trust would be sufficient to pay amounts due on the unsecured debt securities at the time of their respective stated maturities but might not be sufficient to pay the amounts due upon acceleration resulting from the event of default. In such case, we would remain liable for such payments.

Title

        PSI and the debenture trustee, and any agent of PSI or the debenture trustee, may treat the person in whose name an unsecured debt security is registered as the absolute owner thereof (whether or not such unsecured debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The Debenture Indenture and the unsecured debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Debenture Trustee

        Fifth Third Bank will be the debenture trustee under the Debenture Indenture. Fifth Third Bank also acts as the trustee for certain of our pollution control revenue bonds and, in the normal course of business, performs other services for us.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

        We may issue from time to time one or more series of first mortgage bonds under a first mortgage indenture dated September 1, 1939, between the Company and LaSalle Bank National Association, as first mortgage trustee, as supplemented to date and as proposed to be supplemented by one or more supplemental indentures. We will provide information about these first mortgage bonds in a prospectus supplement.

        We have summarized certain terms and provisions of the Mortgage. The summary is not complete. The Mortgage is filed as an exhibit to the registration statement of which this prospectus forms a part.

        You should read the Mortgage for the provisions that may be important to you. Terms used in this summary have the meanings specified in the Mortgage. The Mortgage is subject to and governed by the Trust Indenture Act of 1939, as amended.

General

        The first mortgage bonds will be limited to an aggregate principal amount of $700,000,000. The relevant prospectus supplement will describe the terms of any first mortgage bonds being offered, including:

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  the aggregate principal amount of the first mortgage bonds;

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  the date or dates on which such first mortgage bonds mature;

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  the rate or rates per annum at which such first mortgage bonds will bear interest;

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  the times at which such interest will be payable;

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  the redemption terms of such first mortgage bonds;

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  the office or agency where the principal of and any premium and interest on the first mortgage bonds will be payable, and each office or agency where the first mortgage bonds may be presented for registration of transfer or exchange; and

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  any other terms of the first mortgage bonds not inconsistent with the provisions of the Mortgage.

        Interest will be paid to registered holders of record on the applicable record date as established in the supplemental indenture relating to the first mortgage bonds. Unless otherwise specified in the prospectus supplement, the first mortgage bonds will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. The first mortgage bonds may be exchanged without charge for first mortgage bonds of other denominations, unless otherwise specified in the relevant prospectus supplement.

        The first mortgage bonds are not entitled to the benefits of an improvement and sinking fund.

Maintenance and Renewal

        The first mortgage bonds are not entitled to the benefits of a maintenance and renewal fund. However, with respect to all series of first mortgage bonds issued prior to Series BBB, the following provisions of the Mortgage will apply:

        During each calendar year, so long as any bonds are outstanding thereunder, we must expend sums equal to the greater of (a) 15% of our gross operating revenues (which, as defined in the Mortgage, excludes revenues received after January 1, 1976 which are attributable to increases in the unit cost of fuel over the average unit cost of fuel used in 1975) for such calendar year or (b) 2.25% of our depreciable property on January 1 of such year for (i) the maintenance and repair of the mortgaged properties, (ii) the construction or acquisition of bondable property, or (iii) the retirement of bonds issued under the Mortgage. We must deposit annually with the first mortgage trustee cash to the extent that such aggregate amount is not so expended, less any credits for excess expenditures for such purposes in prior years. Any cash so deposited may be withdrawn by us or applied by the first mortgage trustee as provided in the Mortgage (including the redemption at the optional redemption price of bonds which are then redeemable at our option). Excess expenditures may be used to comply with the requirements of any subsequent year or years, and gross expenditures (as defined and limited in the Mortgage) for bondable property may be certified to comply with the provisions of clause (ii) above. Expenditures so used, and bonds retired through expenditures so used, cannot be used for other purposes under the Mortgage; and expenditures used or bonds retired for other purposes under the Mortgage cannot be used for the purpose of complying with said maintenance and renewal provisions. The Mortgage does not require that any notice be given to bondholders in connection with these maintenance and renewal requirements, unless and until an event of default under the Mortgage occurs by reason of our failure to meet the requirements. The maintenance and renewal provisions of the Mortgage do not require the retirement annually of any specific amount of outstanding first mortgage bonds.

        We will maintain the mortgaged properties in good repair and working order.

Security

        The first mortgage bonds will rank pari passu, except as to any sinking fund, maintenance and renewal fund or similar fund provided for in any outstanding series of bonds, with all bonds now or subsequently issued and outstanding under the Mortgage. The Mortgage constitutes a first mortgage lien, subject only to permitted liens (as defined in the Mortgage), on all or substantially all of our permanent fixed properties.

Issue of Additional First Mortgage Bonds

        Additional new series of first mortgage bonds, without limitation as to aggregate principal amount, may be issued under, and in accordance with the terms of, the Mortgage from time to time on any one or more of the following bases:

          1.    For or on account of the "retirement" of an equal principal amount of first mortgage bonds of any one or more other series previously authenticated under the Mortgage; but we have covenanted that, so long as any first mortgage bonds issued under the Mortgage remain outstanding, first mortgage bonds issued for or on account of such "retirement" will be issued only in respect of first mortgage bonds issued after August 31, 1945.

          2.    In principal amount not greater than 60% of "net expenditures" made by the Company after September 26, 1945 for the construction or acquisition of "bondable property" (which includes construction work in progress to the extent actually construed or erected) which has become subject to the lien of the Mortgage and is not subject to any lien or mortgage equal or prior in lien or mortgage securing obligations for the payment or redemption of which the necessary funds shall have been deposited irrevocably in trust with instructions to apply such funds to the payment or redemption of such obligations.

          3.    In an aggregate principal amount equal to the amount of cash deposited with the first mortgage trustee under the Mortgage, which "deposited cash" may be applied to the redemption or purchase of first mortgage bonds of any series issued under the Mortgage or may be withdrawn by us to an amount equal to the principal amounts of any first mortgage bonds which could be authenticated for the purposes and under the conditions stated in 1 and 2 above.

        No additional first mortgage bonds may be authenticated for or on account of "net expenditures" for "bondable property" or for "deposited cash," and no additional first mortgage bonds bearing a higher rate of interest than the first mortgage bonds for or on account of the "retirement" of which they are issued may be authenticated more than five years prior to the stated maturity of the first mortgage bonds for or on account of the "retirement" of which they are issued, unless "net earnings" requirements (i.e., net earnings for the twelve months ended prior to such issuance must be two times the interest on all first mortgage bonds outstanding after giving effect to such issuance) are satisfied. For purposes of the Mortgage, the "net earnings" of PSI for any period means an amount, computed in accordance with accepted principles of accounting, determined by deducting from the total gross earnings and income for PSI derived from all sources for such period all operating expenses of PSI for such period, the remainder being adjusted, if necessary, so that no more than ten per centum (10%) thereof consists of the aggregate of (a) net non-operating income, (b) net operating revenues derived from the operation by PSI of any properties other than electric, gas or water properties, and (c) net earnings from any properties not owned by PSI.

        The supplemental indentures relating to the first mortgage bonds will provide that, at any time when no first mortgage bonds of any series prior to Series BBB are outstanding, the 60% "bonding ratio" referred to in subsection 2 of the first paragraph above will increase to 66 2/3%.

Acquisition of Property Subject to Prior Lien

        The Mortgage provides that we will not, so long as any first mortgage bonds are outstanding under the Mortgage, acquire any properties which at the time of the acquisition are subject to a lien or liens equal or prior to the lien of the Mortgage (other than "permitted liens") if at the date of acquisition the principal amount of outstanding obligations secured by such liens exceeds 60% of the "value" of "bondable property" so acquired, or if the "net earnings" of such property for twelve consecutive months ending within 90 days next preceding the date of acquisition has been less than two times the interest charges for one year on all outstanding obligations secured by such lien at the time of acquisition, except obligations for the payment or redemption of which the necessary funds have been deposited irrevocably in trust with instructions to apply such funds to the payment or redemption of such obligations. The Mortgage further provides that upon the acquisition of any property subject to a lien or liens equal or prior to the lien of the First Mortgage, we will cause all such mortgages then existing on such property to be closed and, after such acquisition, will permit no additional indebtedness to be secured by those mortgages.

        The supplemental indentures relating to the first mortgage bonds will provide that, at any time when no first mortgage bonds of any series prior to Series BBB are outstanding, the 60% figure in principal amount of outstanding obligations secured referred to in the previous paragraph above will increase to 66 2/3%.

Modification of Mortgage

        In general, modifications or alterations of the Mortgage, and of the rights or obligations of PSI and of the bondholders, as well as waivers of compliance with the Mortgage, may with the approval of our Board of Directors be made at bondholders' meetings with the affirmative vote of 75% of the aggregate principal amount of the first mortgage bonds entitled to vote at the meeting with respect to matters involved; provided, however, that no modifications or alterations may be made which will permit (1) the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any first mortgage bond, or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in terms of payment of such principal, interest or premium, which terms shall always be unconditional, or (2) the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged properties, or (3) the depriving of any bondholder of a lien upon the mortgaged properties, or (4) the reduction of the percentage of first mortgage bonds required for the taking of action with respect to any such modification or alteration.

        The supplemental indentures relating to the first mortgage bonds will provide that, at any time when no first mortgage bonds of any series prior to Series BBB are outstanding, the 75% vote requirement referred to in the previous paragraph will decrease to 66 2/3%.

Dividend Restrictions

        The Mortgage provides that, so long as any first mortgage bonds are outstanding under the Mortgage, PSI may not declare or pay any dividends or make any distributions on shares of any class of its capital stock (other than on preferred stock or dividends payable in shares of its Common Stock or dividends which are applied to the purchase of shares of its Common Stock by the shareholder receiving such dividends) or purchase, retire or otherwise acquire for a consideration any shares of its Common Stock, except out of our earned surplus or net profits determined in accordance with generally accepted principles of accounting and lawfully available for that purpose. For the purpose of this covenant only, in computing the amount of such earned surplus or net profits, there shall have been, subsequent to September 1, 1939, and up to the date as of which the computation is made, charged to operating expenses for maintenance or as a reserve for depreciation or retirements, the aggregate amounts required to be expended or deposited with the first mortgage trustee under the provisions described under the caption "Maintenance and Renewal" for such period. The Mortgage does not require that any notice be given to bondholders in connection with the foregoing restrictions on dividends, unless and until an event of default under the Mortgage occurs by reason of the company's violation of that dividend restriction.

Concerning the First Mortgage Trustee

        The Mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds have the right to require the first mortgage trustee to take action on behalf of the bondholders, but under certain circumstances the first mortgage trustee may decline to follow such directions or to exercise certain of its powers. Prior to taking such action, the first mortgage trustee is entitled to indemnity satisfactory to it against costs, expenses and liabilities that may be incurred in the course of such action. Such right to indemnification does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder's first mortgage bonds when due.

        Certain affiliates of the first mortgage trustee provide various financial services for us and our affiliates in the normal course of business.

Defaults, Notices and Certificates

        The Mortgage provides generally that failure for 30 days to pay interest on any first mortgage bond, failure to pay the principal of any first mortgage bond, whether at maturity or upon redemption or declaration, failure to pay principal or interest on any prior lien obligations, failure for 60 days after notice to perform or observe other covenants of the Mortgage, default under any mortgage or other instrument securing any prior lien obligations and the occurrence of insolvency, bankruptcy or similar proceedings constitute events of default. The first mortgage trustee is required to give notice to the bondholders of the occurrence of any event which constitutes, or which, with the giving of notice or the lapse of time or both, would constitute, an event of default, except that the first mortgage trustee may withhold such notice if the first mortgage trustee determines that to do so is in the interests of the bondholders unless such event relates to the payment of principal of or interest on or any sinking fund obligation for the benefit of any of the first mortgage bonds. Upon the occurrence of an event of default, the first mortgage trustee may, and upon written request of the holders of a majority in principal amount of all first mortgage bonds then outstanding under the Mortgage due and payable must, enforce the lien of the Mortgage by foreclosure or exercise such other remedies as are provided in the Mortgage.

        Compliance with certain provisions of the Mortgage is required to be evidenced by various written statements or certificates filed with the first mortgage trustee, and various certificates and other papers are required to be filed with the first mortgage trustee annually and upon the happening of various events. However, no periodic evidence is required to be furnished as to the absence of events of default or compliance with the terms of the Mortgage.

Book Entry; Delivery and Form

        Unless otherwise specified in the applicable prospectus supplement, the first mortgage bonds will be issued in fully registered form, without coupons. Except as described below or otherwise specified in the applicable prospectus supplement, the first mortgage bonds will be deposited with, or on behalf of, the Depository Trust Company, New York, New York, or DTC, and registered in the name of DTC's nominee, in the form of a global bond.

        We expect that pursuant to procedures established by DTC:

  •
  upon deposit of the bond, DTC or its custodian will credit on its internal system interests in the global bond to the accounts of persons who have accounts with DTC, the participants; and

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  ownership of interests in the global bond will be shown on, and the transfer of those interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of the participants) and the records of the participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global bond will be limited to participants or persons who hold interests through participants.

        So long as DTC or its nominee is the registered owner of the first mortgage bonds, DTC or the nominee will be considered the sole owner of the first mortgage bonds represented by the global bond for all purposes under the Mortgage unless we indicate differently in a prospectus supplement. Except as specified below, no beneficial owner of an interest in the global bond will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Mortgage with respect to the first mortgage bonds.

        Unless otherwise specified in the applicable prospectus supplement, payments of the principal of and interest on the global bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of PSI, the mortgage trustee or any paying agent under the Mortgage will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Unless otherwise specified in the applicable prospectus supplement, we expect that DTC or its nominee, upon receipt of any payment of the principal of or interest on the global bond, will immediately credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global bond held through such participants will be governed by standing customer instructions and customary practice as is now the case with securities held in nominee accounts. These payments will be the responsibility of the participants.

        Transfers between participants in DTC will be effected in accordance with DTC's rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated first mortgage bond for any reason, including to sell first mortgage bonds to persons in states which require physical delivery of the first mortgage bonds or to pledge such securities, the holder must transfer its interest in the global bond in accordance with the normal procedures of DTC and with the procedures set forth in the Mortgage.

        Unless otherwise specified in the applicable prospectus supplement, we expect that DTC will advise us that:

  •
  it will take any action permitted to be taken by a holder of first mortgage bonds (including the presentation of the first mortgage bonds for exchange as described below) only at the direction of one or more participants to whose account at DTC interests in the global bond are credited and only in respect of that portion of the aggregate principal amount of first mortgage bonds as to which the participant or participants has or have given direction. However, as described below, if there is an event of default under the Mortgage, DTC will exchange the global bonds for certificated first mortgage bonds, which it will distribute to its participants;

  •
  it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act; and

  •
  it was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC is expected to agree to the foregoing procedures in order to facilitate transfers of interest in the global bond among the participants, it is under no obligation to perform those procedures, and the procedures may be discontinued at any time. Neither PSI nor the mortgage trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Interests in Global Bonds for Certificated Bonds

        Unless otherwise specified in the applicable prospectus supplement, the entire global bond may be exchanged for definitive first mortgage bonds in registered, certificated form if:

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  DTC notifies us that it is unwilling or unable to continue as depositary for the global bond and we fail to appoint a successor depositary within 90 days;

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  DTC has ceased to be a clearing agency registered under the Exchange Act;

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  we notify the mortgage trustee in writing that we elect to cause the issuance of certificated bonds; or

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  there shall have occurred and be continuing a default or an event of default with respect to the first mortgage bonds.

        Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global bond may be exchanged for certificated bonds only upon at least 20 days' prior written notice given to the mortgage trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated bonds delivered in exchange for any beneficial interest in the global bond will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of its direct or indirect participants.

        Neither PSI nor the mortgage trustee will be liable for any delay by the holder of the global bond or DTC in identifying the beneficial owners of the first mortgage bonds, and PSI and the mortgage trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global bond or DTC for all purposes.

DESCRIPTION OF THE PREFERRED STOCK

        We may issue from time to time one or more series of preferred stock. We will provide information about the preferred stock in a prospectus supplement.

        We have summarized certain terms and provisions of our amended articles of consolidation. The summary is not complete. The Articles are filed as an exhibit to the registration statement of which this prospectus forms a part.

        The Articles limit the number of shares of preferred stock which we may issue to (i) 5,000,000 shares of cumulative preferred stock with a par value of $100 per share, of which 347,545 shares are outstanding as of December 31, 2002; and (ii) 5,000,000 shares of cumulative preferred stock with a par value of $25 per share, of which 303,544 shares are outstanding as of December 31, 2002.

General

        The cumulative preferred stock of the company may be issued in series, each with such designation and with such relative rights and preferences as are stated in the Articles, and, to the extent permitted by the Articles, as are fixed by the Board of Directors. All shares of the cumulative preferred stock are of equal rank and are identical, except in respect of the par value thereof, which may be either $100 per share or $25 per share, and in respect of the designation, dividend rate or method of calculation, dividend payment dates, redemption price or prices, sinking fund (if any), conversion rights (if any), liquidation rights, voting rights, which are one vote for each share of cumulative preferred stock having a par value of $100 per share and one-fourth of one full vote for each share of cumulative preferred stock having a par value of $25 per share, and such other rights and preferences as are not otherwise provided in the Articles. Each share of each series shall be identical with the other shares of such series, except as to the dates from which dividends thereon shall be cumulative. The relevant prospectus supplement will describe the following terms of the series of preferred stock:

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  the designation and number of shares of such series;

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  the offering price and par value for such series;

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  the dividend rate of or method of calculation for such series;

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  the dividend payment dates of such series;

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  the price or prices at which shares of such series may be redeemed;

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  the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application; and

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  other terms, if any, applicable to the series of such series.

Dividend Rights

        The record holders of the preferred stock, along with the issued and outstanding cumulative preferred stock, in preference to the holders of any stock ranking junior thereto, are entitled to receive cash dividends at the rate or rate (or method of calculation thereof) determined by the Board of Directors out of any funds of the company legally available therefor. Dividends shall be payable quarterly on March 1, June 1, September 1 and December 1 in each year or otherwise as the Board of Directors may determine and will be cumulative from the date of payment and delivery of the preferred stock. No dividend may be paid on any class of stock of the company ranking junior to the preferred stock unless all dividends on the issued and outstanding cumulative preferred stock either have been paid or have been declared and a sum sufficient to pay such dividends has been set aside.

Voting Rights

        Except as otherwise provided by law and except for the special voting rights described below, the record holders of the cumulative preferred stock par value $100 per share are entitled to one vote for each share held and the record holders of the cumulative preferred stock par value $25 per share are entitled to one-fourth of one full vote on all matters submitted to a vote of shareholders. In all matters required to be submitted to the holders of the cumulative preferred stock as a separate class, the holders of the preferred stock offered hereby will vote as a single class with the holders of all other series of cumulative preferred stock. The cumulative preferred stock has no cumulative voting rights.

        If at any time dividends payable on the cumulative preferred stock are in default in an amount at least equal to four quarterly dividends on all shares of all series of cumulative preferred stock, then at each succeeding meeting of shareholders for the election of directors of the company until all dividends in default on the cumulative preferred stock have been paid or declared and set apart for payment the holders of the cumulative preferred stock, voting as a separate class, shall be entitled to elect the smallest number of directors required to constitute a majority of the whole Board; the holders of the preference stock, voting as a separate class, shall be entitled to elect two directors; and the holders of the common stock, voting as a separate class, shall be entitled to elect the remaining directors. Such special voting rights terminate if and when all dividends in default on the cumulative preferred stock are paid or declared and set apart for payment.

        Without the affirmative vote of at least two-thirds of the total number of votes entitled to be cast by the holders of all shares of cumulative preferred stock, except in cases where the affected shares are to be presently redeemed, the company may not create, authorize or issue shares of stock of any class ranking prior to the cumulative preferred stock as to dividends or upon liquidation or securities of any kind convertible into any such shares. Neither may the company, without such two-thirds vote, issue any additional shares of cumulative preferred stock or shares of stock on a parity therewith or securities convertible into shares of cumulative preferred stock or stock on a parity therewith, unless such issuance is for the purpose of effecting the retirement of at least an equal number of shares of cumulative preferred stock or stock on a parity therewith or securities convertible into cumulative preferred stock or stock on a parity therewith or unless (a) the Net Earnings of the Company Available for the Payment of Interest Charges (as defined in the Articles) for any consecutive 12 months within the immediately preceding 15 months shall have been at least equal to one and one-half times the sum of (i) the dividend requirements for a 12-months' period on all shares of cumulative preferred stock and stock ranking prior to or on a parity with the cumulative preferred stock to be outstanding after issuance of the shares or securities proposed to be issued, plus (ii) the interest requirements for a 12-months' period on all indebtedness of the company to be outstanding after issuance of the shares or securities proposed to be issued, and (b) the Common Stock Equity (as defined in the Articles) shall be not less than the aggregate amount payable on involuntary dissolution, liquidation or winding up of the company upon all shares of cumulative preferred stock and stock ranking prior thereto or on a parity therewith to be outstanding after issuance of the shares or securities proposed to be issued. Neither may the company, without such two-thirds vote, amend the Articles so as to affect adversely any of the rights or preferences given to the holders of the cumulative preferred stock, except that any such amendment which would adversely affect the holders of less than all series of cumulative preferred stock need receive only the affirmative vote of two-thirds of the total number of votes entitled to be cast by the holders of the shares of the series so affected.

        Without the affirmative vote of at least a majority of the total number of votes entitled to be cast by the holders of all shares of cumulative preferred stock, except in cases where the affected shares are to be presently redeemed, the company may not merge or consolidate the company with or into any other corporation, merge any other corporation into the company or sell all or substantially all of the assets of the company, except for transactions which are subject to certain regulatory approvals.

Liquidation Rights

        In the event of any dissolution, liquidation or winding up of the affairs of the company, before any distribution or payment is made to the holders of any class of stock ranking junior to the cumulative preferred stock, the holders of the cumulative preferred stock are entitled to be paid in full the par value of their respective shares, plus all accrued and unpaid dividends thereon to the date of distribution or payment. If the assets available are not sufficient to pay in full the amounts so payable, the holders of all series of cumulative preferred stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. A consolidation, merger or reorganization of the company with any other corporation or corporations, or a reorganization of the company alone, or a sale of all or substantially all of the assets of the company, is not considered a dissolution, liquidation or winding up of the affairs of the company for such purposes.

Redemption Provisions

        Each series of cumulative preferred stock is redeemable, as a whole or in part, at the option of the Company upon the giving of notice as provided in the Articles at the respective redemption prices set by the Board of Directors in the resolution establishing the series plus any accumulated but unpaid dividends thereon. Descriptions of the redemption price or prices of the series of the preferred stock offered hereby and the sinking fund provisions, if any, applicable to such series of preferred stock will be contained in the prospectus supplement.

Other Provisions

        Holders of the preferred stock will not have preemptive or conversion rights. The preferred stock will be fully paid and nonassessable upon issuance.

Transfer Agent and Registrar

        The transfer agent and registrar for our preferred stock is National City Bank.

PLAN OF DISTRIBUTION

        We may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

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  the terms of the offering of the securities;

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  the proceeds we will receive from such a sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any initial public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which we may list the securities.

        We may distribute the securities from time to time in one or more transactions at:

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  a fixed price;

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  prices that may be changed;

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  market prices at the time of sale;

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  prices related to prevailing market prices; and

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  negotiated prices.

        We will describe the method of distribution in the relevant prospectus supplement.

        If we use underwriters with respect to an issuance of securities, we will set forth in the relevant prospectus supplement:

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  the name of the managing underwriter, if any;

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  the name of any other underwriters; and

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  the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

        The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

  •
  entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

  •
  subject the obligations of the underwriters to certain conditions precedent; and

  •
  obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

        In connection with an offering of securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, underwriters may:

  •
  overallot in connection with the offering, creating a syndicate short position;

  •
  bid for, and purchase, securities in the open market to cover syndicate short positions;

  •
  bid for, and purchase, securities in the open market to stabilize the price of the securities; and

  •
  reclaim selling concessions allowed for distributing the securities in the offering if the syndicate repurchases previously distributed securities in syndicate covering transactions, in stabilization transactions or otherwise.

        Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

        If we use a dealer in an offering of securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

        If we use an agent in an offering of securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

        Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

        We may solicit offers to purchase securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

        If we authorize underwriters or other agents to solicit offers to purchase securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of such purchasers to any conditions except that:

  •
  we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

  •
  if we are also selling the securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

        Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

        We will set forth in the relevant prospectus supplement the anticipated delivery date of securities and the prospectus delivery obligations of dealers.

LEGAL MATTERS

        The validity of the securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio, and for the underwriters, if any, by Davis Polk & Wardwell, New York, New York, who may rely as to matters of Indiana law on the opinion of Taft, Stettinius & Hollister LLP or other Indiana counsel. In the past, Davis Polk & Wardwell has acted as counsel in certain matters for us and our affiliates.

INDEPENDENT PUBLIC ACCOUNTANTS

        The Company's financial statements and schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing.

        Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as having certified our financial statements for the three years ended December 31, 2001, as required by Section 7 of the Securities Act, we have dispensed with the filing of their consent in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.

        On April 30, 2002, our parent, Cinergy Corp., filed a Current Report on Form 8-K announcing that its board of directors approved the selection of Deloitte & Touche LLP as its independent public accountants for the fiscal year 2002, replacing Arthur Andersen LLP. The decision to change independent public accountants was not the result of any disagreement with Arthur Andersen LLP on matters of accounting principles or practices, financial statement disclosure or auditing scope and procedure.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration fee	$5,060
Rating agency fees	484,000
Printing	75,000
Trustees' fees and expenses	25,000
Legal fees and expenses	120,000
Accounting fees and expenses	80,000
Miscellaneous	30,940

Total	$820,000

        All of the above, except for the registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

        The Indiana Business Corporation Law and the Amended Articles of Consolidation of PSI provide for indemnification of PSI's directors and officers under a variety of circumstances provided that each of the following conditions is satisfied:

  (a)
  the individual's conduct was in good faith; and

  (b)
  the individual reasonably believed:

  (1)
  in case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

  (2)
  in all other cases, that the individual's conduct was at least not opposed to its best interests; and

  (c)
  in case of any criminal proceeding, the individual either:

  (1)
  had reasonable cause to believe the individual's conduct was lawful; or

  (2)
  had no reasonable cause to believe the individual's conduct was unlawful.

        If each of the above conditions is satisfied, the indemnification may include liabilities under the Securities Act. In addition, PSI has purchased insurance permitted by the laws of Indiana on behalf of directors and officers which may cover liabilities under the securities laws, except those arising under Section 16(b) of the Exchange Act or involving fraud, criminal fines or penalties or deliberate dishonesty with respect to a material matter which is the subject of litigation.

        The underwriters, dealers or agents, if any, will agree under certain circumstances to indemnify the directors and certain officers of PSI against certain civil liabilities, principally liabilities under the Securities Act of 1933.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

Exhibit Number		Description
1	—	Form of Underwriting Agreement
*4.A.1	—	Indenture dated November 15, 1996, between PSI and Fifth Third Bank, as Trustee (filed as an exhibit to Form 10-K for the year ended December 31, 1996)
*4.A.2	—	First Supplemental Indenture dated November 15, 1996, between PSI and Fifth Third Bank, as Trustee (filed as an exhibit to Form 10-K for the year ended December 31, 1996)
*4.A.3	—	Third Supplemental Indenture dated as of March 15, 1998, between PSI and Fifth Third Bank, as Trustee (filed as an exhibit to Form 10-K for the year ended December 31, 1997)
*4.A.4	—	Fourth Supplemental Indenture dated as of August 5, 1998, between PSI and Fifth Third Bank, as Trustee (filed as an exhibit to Form 10-Q for the quarter ended June 30, 1998)
*4.A.5	—	Sixth Supplemental Indenture between PSI and Fifth Third Bank, as Trustee, dated as of April 30, 1999 (filed as an exhibit to Form 10-Q for the quarter ended March 31, 1999)
*4.A.6	—	Seventh Supplemental Indenture dated as of October 20, 1999, between PSI and Fifth Third Bank, as Trustee (filed as an exhibit to Form 10-Q for the quarter ended September 30, 1999)
*4.B.1	—	Original Indenture (First Mortgage Bonds) dated September 1, 1939, between PSI and LaSalle Bank National Association, as Trustee (formerly named LaSalle National Bank and Successor Trustee to The First National Bank of Chicago) (filed as an exhibit in File No. 70-258)
*4.B.2	—	Tenth Supplemental Indenture between PSI and LaSalle Bank National Association dated July 1, 1952 (filed as an exhibit in File No. 2-9687)
*4.B.3	—	Twenty-third Supplemental Indenture between PSI and LaSalle Bank National Association dated January 1, 1977 (filed as an exhibit in File No. 2-57828)
*4.B.4	—	Twenty-fifth Supplemental Indenture between PSI and LaSalle Bank National Association dated September 1, 1978 (filed as an exhibit in File No. 2-62543).
*4.B.5	—	Twenty-sixth Supplemental Indenture between PSI and LaSalle Bank National Association dated September 1, 1978 (filed as an exhibit in File No. 2-62543).
*4.B.6	—	Thirtieth Supplemental Indenture between PSI and LaSalle Bank National Association dated August 1, 1980 (filed as an exhibit in File No. 2-68562).
*4.B.7	—	Thirty-fifth Supplemental Indenture between PSI and LaSalle Bank National Association dated March 30, 1984 (filed as an exhibit to Form 10-K for the year ended December 31, 1984)
*4.B.8	—	Forty-sixth Supplemental Indenture between PSI and LaSalle Bank National Association dated June 1, 1990 (filed as an exhibit to Form 10-K for the year ended December 31, 1991)
*4.B.9	—	Forty-seventh Supplemental Indenture between PSI and LaSalle Bank National Association dated July 15, 1991 (filed as an exhibit to Form 10-K for the year ended December 31, 1991)
*4.B.10	—	Forty-eighth Supplemental Indenture between PSI and LaSalle Bank National Association dated July 15, 1992 (filed as an exhibit to Form 10-K for the year ended December 31, 1992)
*4.B.11	—	Fiftieth Supplemental Indenture between PSI and LaSalle Bank National Association dated February 15, 1993 (filed as an exhibit to Form 10-K for the year ended December 31, 1992)
*4.B.12	—	Fifty-first Supplemental Indenture between PSI and LaSalle Bank National Association dated February 1, 1994 (filed as an exhibit to Form 10-K for the year ended December 31, 1993)

*4.B.13	—	Fifty-second Supplemental Indenture between PSI and LaSalle Bank National Association, as Trustee, dated April 30, 1999 (filed as an exhibit to Form 10-Q for the quarter ended March 31, 1999)
*4.B.14	—	Fifty-third Supplemental Indenture between PSI and LaSalle Bank National Association dated June 15, 2001 (filed as an exhibit to Form 10-Q for the quarter ended June 30, 2001)
*4.B.15	—	Fifty-fourth Supplemental Indenture between PSI and LaSalle Bank National Association dated September 1, 2002 (filed as an exhibit to Form 10-Q for the quarter ended September 30, 2002)
*4.C.1	—	Amended Articles of Consolidation, as amended to April 20, 1995 (filed as an exhibit to Form 10-Q for the quarter ended June 30, 1995)
*4.C.2	—	Amendment to Article D of the Amended Articles of Consolidation, effective July10, 1997 (filed as an exhibit to Form 10-K for the year ended December 31, 1997)
*4.C.3	—	By-laws, as amended to December 17, 1996 (filed as an exhibit to Form 10-Q for the quarter ended March 31, 1997)
5	—	Opinion of Taft, Stettinius & Hollister LLP as to legality of the securities
12	—	Computation of ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends
23.A	—	Consent of Taft, Stettinius & Hollister LLP (included in their opinion filed as Exhibit 5)
23.B	—	Consent of Arthur Andersen LLP, Cincinnati, Ohio (omitted pursuant to Rule 437a of the Securities Act)
24.A	—	Power of Attorney (filed herewith)
24.B	—	Certified copy of resolution of the Company's Board of Directors
25.A	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fifth Third Bank
25.B	—	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of LaSalle Bank National Association

*
The exhibits with an asterisk have previously been filed with the Commission and are incorporated herein by reference.

Item 17. Undertakings

(a)
The Registrant undertakes:

(1)
To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information contained in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment is deemed to be a new registration statement relating to the securities offered under such registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of that Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 18, 2003.

PSI Energy, Inc.
By:	JAMES E. ROGERS* James E. Rogers Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

(i) Principal executive officer:
JAMES E. ROGERS* James E. Rogers	Chairman and Chief Executive Officer	February 18, 2003
(ii) Principal financial officer:
/s/ R. FOSTER DUNCAN R. Foster Duncan	Executive Vice President and Chief Financial Officer	February 18, 2003

(iii) Principal accounting officer:
/s/ BERNARD F. ROBERTS Bernard F. Roberts	Vice President and Comptroller	February 18, 2003
(iv) Directors:
JAMES E. ROGERS*	Director	February 18, 2003
MICHAEL G. BROWNING*	Director	February 18, 2003
DOUGLAS F. ESAMANN*	Director	February 18, 2003
*By	/s/ WENDY L. AUMILLER Wendy L. Aumiller Attorney-in-fact

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
USE OF PROCEEDS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES